SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 16th day of January, 2004 by and between Enterra Energy Trust, formerly Enterra Energy Corp., a trust duly settled under the laws of the Province of Alberta Canada (the "Company"), and Glickenhaus & Co. a partnership based in New York ("Glickenhaus").

RECITALS

WHEREAS, the Company is an operating oil and gas company that drills, acquires, operates and exploits crude oil and natural gas wells in Western Canada; and

WHEREAS, the units of the Company are listed for trading on the Toronto Stock Exchange and on the National Market System of the Nasdaq Stock Market; and

WHEREAS, the Company desires to sell to Glickenhaus, and Glickenhaus desires to purchase from the Company: 1,650,000 units at $10.00 per unit (the "Purchased Units").

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. AUTHORIZATION AND SALE OF SECURITIES.

1.1 Purchase and Sale of Securities. At the Closing, the Company shall sell to Glickenhaus, and Glickenhaus shall purchase from the Company, the Purchased Units, for an aggregate purchase price of $16,500,000 (the "Purchase Price").

1.2 Closing. The closing of the purchase and sale of the Purchased Units will take place at the offices of Glickenhaus, at Six East 43rd Street, New York, NY at 9:00 a.m. New York Time, on the first business day following the date on which a registration statement (the "Registration Statement") on Form F-1, F-3 or such other form as may be appropriate to register the Purchased Units under the Securities Act of 1933, as amended (the "1933 Act") shall have been declared effective by the United States Securities and Exchange Commission (the "Commission") or at such other time and place as the Company and Glickenhaus mutually agree upon (which time and place are referred to in this Agreement as the "Closing"). At the Closing: (i) the Company shall issue and deliver to Glickenhaus a duly-executed certificate representing the Purchased Units or shall cause the delivery of the Purchased Units to be delivered electronically to an account of Glickenhaus through Depository Trust Corporation; and (ii) Glickenhaus shall pay to the Company the Purchase Price by certified check or wire transfer of same day funds.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Glickenhaus that the statements in the following paragraphs of this Section 2 are all true and correct:

2.1 Organization, Good Standing and Qualification. The Company is a trust duly settled under the laws of the Province of Alberta and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Except as set forth on Schedule 2.1, the Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations.

2.2 Capitalization. As of January 13, 2004 the Company had 20,951,556 trust units outstanding (including all exchangeable shares being converted).

2.3 Due Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, this Agreement and the authorization, issuance, reservation for issuance and delivery of the Purchased Units has been taken or will be taken prior to the Closing, and this Agreement constitutes, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

2.4 Valid Issuance of Stock.

(a) The Purchased Units, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable.

(b) The outstanding units of the Company are duly and validly issued, fully paid and nonassessable, and such units, and all outstanding options, warrants, convertible notes and other securities of the Company, have been issued in full compliance with the registration and prospectus delivery requirements of the 1933 Act or in compliance with applicable exemptions there from, the registration and qualification requirements of all applicable securities laws of the states of the United States and all other provisions of applicable securities laws of the states of the United States, including, without limitation, anti-fraud provisions.

2.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for: such qualifications or filings under the 1933 Act and the regulations thereunder and all other applicable securities laws of the states of the United States as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing.

2.6 Compliance with Law and Charter Documents.

(a) The Company is not in violation or default of any provisions of its charter documents and to the Company's knowledge, except for any violations that individually and in the aggregate would have no material adverse impact on the Company's business, the Company is in compliance with all applicable statutes, laws, regulations and executive orders of the Province of Alberta, of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company's business or properties.

(b) The Company has not received any notice of any violation of such statutes, laws, regulations or orders which has not been remedied prior to the date hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under the charter documents, or any agreement or contract of the Company, or, to the Company's knowledge, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company.

2.27 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Units for general corporate purposes including the acquisition of oil and gas production.

3. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS  OF GLICKENHAUS. Glickenhaus hereby represents and warrants to, and agrees with, the Company that:

3.1 Authorization. This Agreement constitutes Glickenhaus' valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Glickenhaus represents that it has full power and authority to enter into this Agreement.

3.2 Purchase for Accounts. Glickenhaus is registered as an investment advisor with the Commission and will be acquiring the Purchased Units for itself and for accounts. Glickenhaus may allocate the Purchased Units among accounts whose beneficiary owners are "accredited investors" within the meaning of the federal securities laws.

3.3 Disclosure of Information. Glickenhaus has received or has had access to certain information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Units to be purchased by Glickenhaus under this Agreement inclusive of all public filings made by the Company in Canada and the United States. Glickenhaus further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Units and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Glickenhaus or to which Glickenhaus had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 2.

4. CONDITIONS TO  CLOSING.

4.1 Payment of Purchase Price. Glickenhaus shall deliver to the Company the Purchase Price in accordance with the provisions of Section 1.1 against delivery by the Company of the Purchased Units as registered under the 1933 Act.

4.2 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to the Company's legal counsel, and the Company shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

5. MISCELLANEOUS.

5.1 Survival of Warranties. The representations, warranties and covenants of the Company and Glickenhaus contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Glickenhaus, its counsel or the Company, as the case may be.

5.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties to this Agreement.

5.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

5.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows:

If to Glickenhaus at: GLICKENHAUS & CO

6 East 43rd Street

New York, New York 10017

Attention: Seth M. Glickenhaus or James M. Glickenhaus

or, in the case of the Company, at: Enterra Energy Trust

2600, 500 - 4th Avenue S.W.

Calgary, Alberta T2P 2V6

Canada

Attention: Luc Chartrand

Chief Executive Officer

with a copy to: Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, 4th Floor

Los Angeles, California 90025

Attention: Aaron A Grunfeld

or at such other address as any party or the Company may designate by giving ten (10) days advance written notice to all other parties.

5.7 No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Glickenhaus agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Glickenhaus or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Glickenhaus from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

5.8 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.9 Costs, Expenses. Each party to this Agreement shall be responsible for its own fees and expenses in connection with this transaction.

5.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Glickenhaus.

5.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.12 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

5.13 Knowledge. Whenever this Agreement refers to the "Knowledge of the Company," "Knowledge of Glickenhaus" or a similar phrase, it refers to the actual collective knowledge, after due inquiry, of the directors and key management employees of such person.

5.14 Further Assurances. From and after the date of this Agreement, upon the request of Glickenhaus or the Company, the Company and Glickenhaus shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.15 Mutual Drafting. This Agreement is the result of the joint efforts of the Company and Glickenhaus, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

THE COMPANY:

Enterra Energy Trust,

a Trust Settled in the Province of Alberta

By: /s/ Luc Chartrand

Luc Chartrand

Chief Executive Officer

GLICKENHAUS:

Glickenhaus & Co.

[a New York Partnership]

By: /s/ Seth M. Glickenhaus

Seth M. Glickenhaus